Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708-483-1300 Ext 1331

TreeHouse Foods, Inc. Reports Third Quarter 2010 Results

HIGHLIGHTS

•	Adjusted earnings per share increased 28% from last year to $0.69
•	Net sales grew 22.5%
•	Gross margins expanded 240 basis points
•	Unit sales up 2.9% before acquisitions

Westchester, IL, November 5, 2010 -- TreeHouse Foods, Inc. (NYSE: THS) today reported third quarter earnings of $24.9 million compared to $28.1 million last year.  Earnings included higher levels of depreciation, amortization and interest expense associated with the Sturm Foods acquisition.  Earnings for the quarter were $0.68 per fully-diluted share compared to $0.85 per fully-diluted share in the third quarter of last year.  On an adjusted basis, as described below, fully-diluted earnings per share improved 28% to $0.69 compared to $0.54 last year.

The reported results for the third quarter included unusual items that affected year over year comparisons.  The first relates to charges of $0.02 in the quarter to reflect continuing costs associated with the Portland, Oregon pickle plant closure.  The second item relates to acquisition costs of $0.01 in the quarter associated with the purchase of S.T. Specialty Foods.  In addition, TreeHouse had non-cash mark-to-market gains on an interest rate swap agreement of $0.03. Finally, TreeHouse had non-cash foreign currency charges on an intercompany note of $0.01 in 2010 and a gain of $0.05 in 2009, and a $0.26 gain in 2009 resulting from the insurance reimbursement for the replacement of fixed assets at the Company’s New Hampton, Iowa facility.

ITEMS AFFECTING DILUTED EPS COMPARABILITY:

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Diluted EPS as reported	$0.68	$0.85	$1.75	$1.83
Gain on insurance settlement for fixed assets	-	(0.26)	-	(0.26)
Plant closing costs	0.02	-	0.02	0.01
Acquisition and integration costs	0.01	-	0.22	-
Mark-to-market adjustment on interest rate swap	(0.03)	-	(0.06)	(0.03)
(Gain) loss on intercompany note translation	0.01	(0.05)	0.01	(0.09)
Curtailment of post retirement benefits plan	-	-	(0.05)	-
Infant feeding charges	-	-	0.09	-

Adjusted diluted EPS	$0.69	$0.54	$1.98	$1.46

Commenting on the third quarter results, Sam K. Reed, Chairman and CEO, said, “Overall it was an excellent quarter, as we delivered solid unit growth in both our legacy businesses as well as our recent acquisitions.  We are also very pleased with our ongoing cost control efforts, as improvements in margins and operating costs led to our strong cash flow in the quarter.”

Adjusted operating earnings before interest, taxes, depreciation, amortization and other non-cash or unusual items (Adjusted EBITDA, reconciled to net income, the most directly comparable GAAP measure, appears on the attached schedule) increased 49.7% to $72.1 million in the quarter compared to $48.1 million in the same period last year.  The increase is primarily due to higher sales resulting from the acquisition of Sturm Foods in the first quarter of 2010.

Net sales for the third quarter totaled $464.2 million compared to $378.9 million last year, and represent an increase of 22.5%.  Excluding the acquisition of Sturm Foods, sales would have decreased by 0.2% due to slightly lower sales in the Food Away From Home and Industrial and Export segments.  North American Retail Grocery sales increased 33.6% (up 0.8% excluding acquisitions) primarily due to the acquisition of Sturm Foods.  Sales within the Food Away From Home segment increased 5.5% (down 0.9% excluding Sturm Foods), as conditions are beginning to improve in the food away from home marketplace.  Industrial and Export sales were up 1.2% (down 3.2% excluding acquisitions) due to the acquisition of Sturm Foods.  Total gross margins for the quarter improved by 240 basis points to 23.7% compared to 21.3%.  The North American Retail Grocery and Food Away From Home operating segments delivered strong margin improvement, reflecting the benefits of the Company’s operating improvement activities across its plants and distribution network.

Selling, distribution, general and administrative expenses were $54.3 million for the quarter compared to $46.4 million in the third quarter of 2009, primarily reflecting the growth of the Company. As a percent of sales, these expenses declined to 11.7% in the quarter compared to 12.3% last year.

Interest expense in the quarter was $12.9 million compared to $4.8 million last year as debt increased from $476.1 million last year to $876.5 million at September 30, 2010, primarily from the issuance of new debt to fund the Sturm Foods acquisition.  Other income, net of $1.8 million for the quarter, primarily represents the mark-to-market adjustment on an interest rate swap.  The Company’s third quarter effective income tax rate of 32.4% was lower than last year’s tax rate of 35.3% due to deductions associated with the acquisition of Sturm Foods and was consistent with the Company’s 32.9% tax rate last quarter.

Net income for the quarter totaled $24.9 million compared to $28.1 million last year.  Fully-diluted earnings per share for the quarter were $0.68 per share compared to $0.85 per share last year, partially reflecting the additional shares issued in connection with the acquisition of Sturm Foods.  Excluding unusual items, adjusted earnings per share from continuing operations for the third quarter of 2010 were $0.69, compared to last year’s third quarter adjusted earnings per share of $0.54.

SEGMENT RESULTS

The Company has three reportable segments:

1.
North American Retail Grocery – This segment sells private label and branded products to customers within the United States and Canada.  These products include pickles, peppers, relishes, condensed and ready to serve soup, broths, gravies, jams, spreads, salad dressings, sauces, non-dairy powdered creamer, salsa, aseptic products, infant feeding products, powdered drinks and hot cereals.

2.
Food Away From Home – This segment sells primarily pickle products, non-dairy powdered creamers, Mexican sauces, aseptic products, hot cereals and refrigerated products and sauces to foodservice customers, including restaurant chains and food distribution companies, within the United States and Canada.

3.
Industrial and Export – This segment includes the Company’s co-pack business and non-dairy powdered creamer sales to industrial customers.  These customers either repackage it into single serve packages for the foodservice industry or use it as an ingredient in other foodservice applications.  Export sales are primarily to industrial customers outside North America.

The direct operating income for the Company’s segments is determined by deducting manufacturing costs from net sales and deducting direct operating costs such as freight to customers, commissions, brokerage fees, as well as direct selling and marketing expenses.  General sales and administrative expenses, including restructuring charges, are not allocated to TreeHouse’s business segments as these costs are managed at the corporate level.

North American Retail Grocery net sales for the third quarter increased by 33.6% to $319.2 million from $238.9 million primarily due to the acquisition of Sturm Foods.  Excluding the acquisition, net sales increased 0.8% from the same quarter last year as higher volume and favorable exchange rates offset price reductions.  Unit sales (excluding Sturm Foods) in the retail channel were up 2.6% in total; however, excluding infant feeding, unit sales were up 5.6% compared to last year, with soup volume leading the segment with an increase of 8.5% in unit volume over the same quarter last year.  Direct operating income improved to 19.1% from 15.4% last year as the positive mix from Sturm Foods’ products and our internal efficiency programs provided additional operating income.

Food Away From Home segment sales increased 5.5% from last year to $83.3 million due primarily to the acquisition of Sturm Foods.  Excluding Sturm Foods, net sales decreased 0.9% as the food away from home market continues to be challenged, but a positive mix of pricing and foreign currency contributed to the revenue increase.  Direct operating income rose to 15.3% from 11.4%, as last year’s margin was negatively impacted by higher than normal scrap rates.

Industrial and Export segment net sales increased 1.2%, to $61.7 million as volume growth and the Sturm Foods acquisition were offset by a shift in sales mix to lower margin and lower priced co-pack business, resulting in direct operating income decreasing to $8.7 million from $9.9 million last year.

OUTLOOK FOR 2010

“We anticipate we will finish 2010 with great momentum, and will ring in the new year with an expanded and much improved product portfolio, top line growth prospects in our core private label categories, and a solid balance sheet with available capital for future acquisitions.  We successfully refinanced our credit facilities this past October, and although our interest rates will increase to more market consistent rates, we expect to deliver 2010 adjusted earnings per share of $2.70 to $2.75, in line with our previously-issued guidance.”

“As we look beyond 2010, we see even greater opportunity as the fundamental value proposition of our customer brands resonates even more strongly with customers and consumers alike.  We believe we are very well equipped to succeed, prosper and grow in the years to come.”

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted earnings per share data contained in this press release reflect adjustments to reported earnings per share data to eliminate the net expense or net gain related to items identified in the above chart.  This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods, and to view the Company’s business from the same perspective as Company management.  Because the Company cannot predict the timing and amount of charges associated with non-recurring items or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates.  These costs are not recorded in any of the Company’s operating segments.  Adjusted EBITDA represents net income before interest expense, income tax expense, depreciation and amortization expense, non-cash recurring items, and non-recurring items.  Adjusted EBITDA is a performance measure and liquidity measure used by the Company’s management, and the Company believes it is commonly reported and widely used by investors and other interested parties, as a measure of a company’s operating performance and ability to incur and service debt.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP.  These non-GAAP measures may be different from similar measures used by other companies.  A full reconciliation table between reported income from continuing operations for the three and nine month periods ended September 30, 2010 and 2009 calculated according to GAAP and Adjusted EBITDA is attached.

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results will be held at 9:00 a.m. (Eastern Time) today and may be accessed by visiting the “Investor Overview” page through the “Investor Relations” menu of the Company’s website at http://www.treehousefoods.com.

ABOUT TREEHOUSE FOODS

TreeHouse is a food manufacturer servicing primarily the retail grocery and foodservice channels. Its products include non-dairy powdered coffee creamer; canned soup, salad dressings and sauces; sugar free drink mixes and sticks, instant oatmeal and hot cereals; macaroni and cheese, skillet dinners and other value-added side dishes and salads; salsa and Mexican sauces; jams and pie fillings under the E.D. Smith brand name; pickles and related products; infant feeding products; and other food products including aseptic sauces, refrigerated salad dressings, and liquid non-dairy creamer.  TreeHouse believes it is the largest manufacturer of pickles and non-dairy powdered creamer in the United States and the largest manufacturer of private label salad dressings, drink mixes and instant hot cereals in the United States and Canada based on sales volume.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements.”  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause the Company or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievement expressed or implied by these forward-looking statements.  TreeHouse’s Form 10-K for the year ended December 31, 2009 and, from time to time, its other filings with the Securities and Exchange Commission, discuss some of the factors that could contribute to these differences.  You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this presentation.  The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION
TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$464,242	$378,865	$1,307,561	$1,106,866
Cost of sales	354,005	298,347	1,002,396	874,793
Gross profit	110,237	80,518	305,165	232,073
Operating expenses:
Selling and distribution	28,740	25,671	86,423	79,969
General and administrative	25,561	20,752	79,123	56,388
Other operating expense (income), net	1,103	(14,354)	861	(13,929)
Amortization expense	7,040	3,375	18,774	9,954
Total operating expenses	62,444	35,444	185,181	132,382
Operating income	47,793	45,074	119,984	99,691
Other expense (income):
Interest expense, net	12,867	4,786	31,473	14,105
Gain on foreign currency exchange	(46)	(2,968)	(2,116)	(4,772)
Other income, net	(1,838)	(151)	(3,044)	(1,416)
Total other expense (income)	10,983	1,667	26,313	7,917
Income before income taxes	36,810	43,407	93,671	91,774
Income taxes	11,943	15,343	30,833	32,553
Net income	$24,867	$28,064	$62,838	$59,221

Weighted average common shares:
Basic	35,421	32,280	34,870	31,797
Diluted	36,373	33,129	35,935	32,387

Net earnings per common share:
Basic	$0.70	$0.87	$1.80	$1.86
Diluted	$0.68	$0.85	$1.75	$1.83

Supplemental Information:
Depreciation and Amortization	$18,145	$11,955	$50,642	$34,932
Stock-based compensation expense, before tax	$4,019	$3,892	$11,817	$9,951

Segment Information:
North American Retail Grocery
Net Sales	$319,174	$238,891	$888,254	$705,426
Direct Operating Income	$60,863	$36,894	$154,955	$107,127
Direct Operating Income Percent	19.1%	15.4%	17.4%	15.2%

Food Away From Home
Net Sales	$83,330	$78,982	$237,099	$220,764
Direct Operating Income	$12,775	$9,025	$34,917	$24,128
Direct Operating Income Percent	15.3%	11.4%	14.7%	10.9%

Industrial and Export
Net Sales	$61,738	$60,992	$182,208	$180,676
Direct Operating Income	$8,663	$9,856	$31,658	$26,466
Direct Operating Income Percent	14.0%	16.2%	17.4%	14.6%

The following table reconciles the Company’s net income to adjusted EBITDA for the three and nine months ended September 30, 2010 and 2009:

TREEHOUSE FOODS, INC.
RECONCILIATION OF REPORTED EARNINGS TO ADJUSTED EBITDA
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net income as reported	$24,867	$28,064	$62,838	$59,221
Interest expense, net	12,867	4,786	31,473	14,105
Income taxes	11,943	15,343	30,833	32,553
Depreciation and amortization	18,145	11,955	50,642	34,932
Stock-based compensation expense	4,019	3,892	11,817	9,951
Gain on insurance settlement for fixed assets	-	(13,609)	-	(13,609)
(Gain) loss on intercompany note translation	479	(2,319)	507	(4,656)
Mark-to-market adjustment on interest rate swap	(1,465)	(23)	(3,175)	(1,229)
Acquisition and integration costs	704	-	12,274	-
Curtailment of post retirement benefits plan	-	-	(2,357)	-
Infant feeding charges	-	-	4,552	-
Plant closing costs	491	47	784	713

Adjusted EBITDA	$72,050	$48,136	$200,188	$131,981